Tidal Commodities Trust I	Exhibit 99.1

Hashdex Bitcoin Futures ETF Successfully Transfers to Tidal's Commodities Trust I

[Milwaukee, WI] – January 3, 2024 – Tidal Investments LLC, a leading name in the ETF industry, is pleased to announce the successful transfer of Hashdex Bitcoin Futures ETF from Teucrium Commodity Trust to Tidal Commodities Trust I. This strategic decision, made in mutual agreement between Tidal Investments LLC, Teucrium Trading, LLC, and Hashdex Asset Management Ltd. underlines the commitment to providing the best possible environment for the fund within the Tidal Investments LLC ecosystem.

Tidal Investments LLC expresses its continued positive relationship and high regard for Teucrium Trading, LLC, reflecting the shared values that define the financial industry. The move to Tidal's Commodities Trust I, guided by the expert counsel of KL Gates as an advisor, is a testament to the ongoing evolution and growth of Hashdex Bitcoin Futures ETF.

Tidal Investments LLC looks forward to the continued success of Hashdex Bitcoin Futures ETF within the Tidal ecosystem. The company remains dedicated to upholding the high standards, values, and exceptional service that clients and partners have come to expect.

For more information about Tidal Investments LLC, please visit our website at tidalfinancialgroup.com.

About Tidal Investments LLC

Formed by ETF industry pioneers and thought leaders, Tidal Investments LLC sets out to revolutionize the way ETFs have historically been developed, launched, marketed, and sold. With a focus on growing AUM, Tidal offers a comprehensive suite of services, proprietary tools, and methodologies designed to bring lasting ideas to market. Tidal is an advocate for ETF innovation. The firm is on a mission to provide issuers with the intelligence and tools needed to efficiently and to effectively launch ETFs and to optimize growth potential in a highly competitive space. For more information, visit https://www.tidalfinancialgroup.com/.